Exhibit 99.1

       Network Associates Reports First Quarter Revenue of $217 Million

    Grew McAfee Business 32 Percent Year Over Year; Added 860,000 Net New
                Subscribers to McAfee Online Consumer Service

    SANTA CLARA, Calif., April 27 /PRNewswire-FirstCall/ -- Network Associates, Inc. (NYSE: NET) today announced that for the first quarter ended March 31, 2004, consolidated net revenue was $217 million. On a GAAP basis, Network Associates' first quarter net earnings were $56 million, or $0.32 per share -- diluted. Pro forma net earnings for the first quarter were $18 million, or $0.10 per share -- diluted.
    Bookings for the McAfee business, which includes consumer and enterprise anti-virus, intrusion prevention security solutions, and the McAfee Labs Research team, grew 32 percent year over year, with revenue increasing by 11 percent. The company continued to demonstrate success in the consumer market, with a record of more than 860,000 net new subscribers in the first quarter, bringing the total number of subscribers to the McAfee online services to more than 4.5 million.
    The company ended the quarter with cash and marketable securities totaling $962 million, up $175 million from the prior quarter. Deferred revenue continued to increase, gaining $28 million in the first quarter to bring the total to $488 million.
    "This past quarter has marked a significant strategic turning point for Network Associates," said George Samenuk, chairman and CEO of Network Associates. "We have focused our strategy with the divestiture of the Magic business and the agreement to sell the Sniffer business, as well as the planned name change to McAfee, Inc. McAfee is committed to providing best-in-class security functionality and we will continue to develop our security portfolio to enable our customers to proactively protect against security threats."

    Operating Highlights

    Regarding the Company:
    In the first quarter of 2004, Network Associates continued its efforts to streamline the business, announcing its intent to sell the Sniffer Technologies business to Silver Lake Partners and Texas Pacific Group for
$275 million in cash, subject to working capital adjustment. The investment partners will form a new company named Network General Corp. to continue the development of the Sniffer network and application performance management solutions. The deal is expected to close in the third quarter. Also in the first quarter, the company completed its sale of the Magic business to BMC Software.
    To reflect the strategic focus, the company will change its name to McAfee, Inc. at the close of the Sniffer transaction. The McAfee brand is recognized worldwide by consumers and businesses alike as a leader in delivering best-of-breed security solutions.
    Network Associates continued to receive industry recognition for its intrusion prevention strategy, garnering a leadership position in Gartner's Intrusion Detection Magic Quadrant. Gartner is a leading industry analyst firm and their Magic Quadrants rate vendors on ability to execute and completeness of vision. Network Associates was recognized for its vision and ability to deliver both network and system based technology that not only detects attacks, but blocks them.
    Network Associates also built upon its strategic partnerships, announcing an effort with IBM to deliver information technology automation capabilities. As part of IBM's Orchestration and Provisioning Automation Library (OPAL), the McAfee intrusion prevention technology will integrate with IBM's Tivoli Intelligent ThinkDynamic Orchestrator to allow users to automate the provisioning of McAfee Security functionality.
    Network Associates executives also earned industry recognition, with Donna Troy, executive vice president of worldwide channels, named as one of the "Top 100 Channel Executives" by CMP's VARBusiness magazine. The list represents a who's who of the executives minding the information technology distribution channels and is compiled based on information from IT analysts, sales figures, market share and accumulated knowledge.

    Regarding Products

    McAfee System Protection
    With malicious threats in the first quarter of 2004 surpassing all of 2003, Network Associates McAfee(R) AVERT(TM) (Anti-virus and Vulnerability Emergency Response Team) worked quickly to protect customers from the latest security threats, including the recent Mydoom, Bagle and Netsky worms. McAfee AVERT has extended its anti-virus capabilities to include vulnerability research and analysis using the well-established Virus Risk Assessment Program.
    Network Associates continued to build upon its portfolio of award winning McAfee technology with several new products, including: McAfee Entercept, McAfee VirusScan for NetApp, the beta release of McAfee SecurityShield(TM), and two new product solution suites for multi-layered Protection-in-Depth(TM) from the desktop to the gateway--McAfee Active Mail Protection for Lotus Domino and Microsoft Exchange environments and McAfee Active Threat Protection. Network Associates also incorporated Bayesian filtering into the latest McAfee SpamAssassin(TM) engine, which has been added to McAfee SpamKiller for Mail Servers and McAfee SpamKiller appliances.
    Network Associates continued to focus on providing security solutions to meet the needs of small and medium sized business (SMBs), introducing McAfee Active VirusScan SMB Edition and McAfee Active Virus Defense SMB Edition. The two integrated anti-virus solutions feature McAfee ProtectionPilot(TM), a centralized management tool designed specifically with ease of use in mind.
    Network Associates hosted the McAfee Security Summit with industry analysts and key strategic partners such as Counterpane, IBM and Microsoft to address the business and technology issues businesses face today in system and network security. As part of Network Associates ongoing relationship with Microsoft, the company participated in the Microsoft Mobility Partner Advisory Council (MPAC) to help raise industry awareness of mobile threats. In addition, Network Associates continued to participate in an educational security outreach program as a sponsor and speaker in the Microsoft(R) Security Strategies Roadshow.

    McAfee Consumer
    Network Associates' McAfee consumer business continued to demonstrate its market leadership position in online managed services by signing up more than 860,000 net new subscribers in the first quarter. This brings the total number of subscribers to more than 4.5 million and the average number of subscriptions per subscriber to 1.4.
    In February, Network Associates announced the launch of McAfee AntiSpyware. McAfee AntiSpyware proactively detects and eliminates spyware, adware, key loggers and behavior-tracking programs before they are able to rob identities, steal passwords, destroy files and monitor unsuspecting users' Internet activities. According to a study by the National Cyber Security Alliance, 91% of all home PCs are infected with some kind of spyware today. McAfee AntiSpyware addresses a clear and present market need for robust consumer spyware defense.
    Network Associates' partnerships continued with momentum in the first quarter, with Rogers Cable announcing that it will make available the McAfee online security services to its high-speed Internet customers in order to give them a safer online experience. MSN made available McAfee VirusScan and McAfee Personal Firewall Plus via the MSN Premium subscription service for broadband users in the United Kingdom, Canada and Australia. Terra Lycos, the largest Internet access provider in Spain and Latin America, launched a customized, co-branded Spanish language version of McAfee services to its users. Network Associates further expanded its presence in the Japanese consumer marketplace through multiple partners including Softbank Technology, Plala and Biglobe. Network Associates also launched a localized site for the Netherlands, making its McAfee security services available in Dutch language versions.
    Network Associates' McAfee consumer products continued to gain worldwide recognition as leading security solutions. McAfee VirusScan Home 8.0 won the "Smart Choice" award in Smart Computing's March 2004 anti-virus round up, highlighting the fact that "McAfee's VirusScan gets consistently high marks from independent researchers for its efficiency at squashing online bugs." Real Simple Magazine recognized McAfee Internet Security Suite 6.0 for its "comprehensive protection for your PC against viruses, spyware and spam." Network Associates' McAfee consumer products also received high acclaim from the European news media, including Italian PC World's "Editor's Choice" award for VirusScan 8.0, and Germany's PC Welt recognized SpamKiller 5.0 as the winner in its Symantec and McAfee comparative test.

    McAfee Network Protection Solutions

    McAfee IntruShield
    In the first quarter of 2004, the company announced that the McAfee IntruShield technology is the worldwide revenue market share leader for the in-line network intrusion prevention market, with a total market share of 43% in Q4 2003, according to a report by Infonetics Research. The report reaffirmed Network Associates leadership position in the intrusion prevention market space, reporting nearly twice the revenue of its closest competitor.
    Additionally, Network Associates demonstrated continued excellence in product innovation with the availability of McAfee IntruShield 1.9, which expands support for large enterprises and government customers by delivering a scalable platform for data and information management with the added support for Solaris 9 and Oracle 9i.
    The McAfee IntruShield product line continues to excel in third-party testing and has been nominated for two key publication awards. SC Magazine selected McAfee IntruShield as a Reader Trust finalist in the category of "Best Intrusion Solution" for the annual SC Magazine Global Awards, where finalists were selected in each product category based on the judge's deliberations, reader votes and vote validation exercises. Additionally, McAfee IntruShield 4000 is nominated as a finalist for Network Computing's Well-Connected Awards in the security category. McAfee IntruShield was selected for the product's performance and testing as evaluated in Network Computing's Labs.
    As an integral part of the McAfee Protection-in-Depth strategy, the McAfee IntruShield products responded to several newly discovered vulnerabilities in the first quarter, and protected its customers from the onslaught of security threats including Bagle, Netsky, Mydoom, and their variants. The McAfee IntruShield technology provided protection, using its advanced and patented multiple detection techniques, to stop exploits targeting the Microsoft vulnerabilities, enabling companies to be protected without having to rush to patch all of their vulnerable systems.
    Network Associates also unveiled its new Intrusion Prevention Security Satisfaction program to help legacy IDS customers address the challenges of false-positive alarms, missed attacks, poor scalability and high operational costs.
    On the customer front, Network Associates announced that SBS Broadcasting in Korea has deployed McAfee IntruShield 4000 to fully protect the broadcasting station's newly deployed multi-gigabit network and strengthen their IT security defenses. The McAfee IntruShield solution provides SBS with the flexibility to migrate from detection mode to prevention mode, which will help the company proactively mitigate the impact of security threats to their business. Throughout the quarter, McAfee IntruShield customers successfully implemented the Path to Prevention, validating the real business benefits and unmatched investment protection that the solution provides. Additionally, a Department of Defense organization has standardized on the McAfee Entercept and McAfee IntruShield intrusion prevention solutions to protect a highly classified environment.

    Sniffer Technologies
    In the first quarter, Network Associates' Sniffer solutions continued to excel in product innovation with the launch of Netasyst D/DX. Leveraging the division's enterprise-class technology and functionality of Sniffer Distributed, Netasyst D/DX provides SMBs that need 24/7 network monitoring and analysis with a cost-effective entry-level solution to remotely manage and troubleshoot their Ethernet networks.
    The Sniffer division further demonstrated its industry leadership position when Network Associates announced that Frost & Sullivan named Sniffer Technologies as the worldwide leader in LAN/WAN test equipment market for the third consecutive year. The findings of the independent research reported that the company has a 23% overall share of the market and leads in the installation, maintenance and monitoring of LAN/WAN test equipment market.
    Proving its commitment to education and training, Network Associates also announced that it expanded the Sniffer University educational offerings to include web-based courses that complement the organization's existing classroom training and Sniffer Certified Professional Program. By offering e-learning educational courses, customers and partners will be able to access best-in-class knowledge, training and tools from anywhere and at anytime, enabling global expansion of key Sniffer learning courses.
    Network Associates had several competitive customer wins worldwide for Sniffer Technologies in the first quarter, including Kreditanstalt fur Wiederaufbau (KfW) Bank Group, one of Germany's largest bank groups for InfiniStream network management; Poland's largest mobile service provider for InfiniStream security forensics; the Defense Logistics Agency's Defense Depot Center (DLA-DDC) for nPO Visualizer; Home Shopping Network for the Netasyst network analyzer solution; and Ministry of Agriculture, Fisheries, and Food in Quebec for Sniffer Distributed.

    Financial Outlook
    Network Associates expects second quarter net revenue to be between $200 million and $205 million, and pro forma net earnings to be between $0.04 and $0.06 per share. The company will provide revised guidance for the full calendar year 2004 to reflect the planned sale of its Sniffer business at its annual Analyst Day, to be held in New York on June 3.
    Pro forma net earnings excludes interest expense on convertible debt, amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, acquisition expenses, restructuring costs, insurance reimbursements, retention bonuses and severance payments related to acquisitions, gain/loss on sale of assets or securities, gain/loss on redemption of debt, and costs related to the restatement of the prior period financial statements.
    Network Associates is unable to provide a pro forma-to-GAAP reconciliation of projected second quarter 2004 net earnings per share. Among other reasons, the amount of any compensation charge (credit) related to stock options depends on changes in the trading price of Network Associates' common stock. Network Associates estimates that every $1 increase, if any, over its stock price on March 31, 2004, would have increased its first quarter stock-based compensation charge by approximately $0.4 million. With respect to the other items in the second quarter 2004, it is estimated that (i) interest expense on convertible debt will be approximately $0.7 million, and (ii) amortization expense will be approximately $3.6 million on intangibles and trademarks and $3.4 million on purchased technology. The estimate for interest expense on convertible debt assumes no change in Network Associates' stock price or the LIBOR interest rate from March 31, 2004. The estimate for amortization expense does not include any future impairment of intangible assets with respect to previous acquisitions.
    The company will host a conference call today at 1:30 p.m. Pacific, 4:30 p.m. Eastern to discuss its quarterly results. Participants should call 888-396-5756 (U.S.), 773-756-0221 (international), pass code: NET. A Web cast of the call may also be found on the Internet at: http://ir.thomsonfn.com/InvestorRelations/PubCorporateOverview.aspx?partner=88
65.
    Attendees should dial in at least 15 minutes prior to the conference call. A replay of the call will be available until May 25, 2004 by calling 800-695-3946 (U.S.), 402-220-0320 (international).

    About Network Associates
    With headquarters in Santa Clara, California, Network Associates, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee System Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/ .

    NOTE: Network Associates, McAfee, McAfee Protect Plus, McAfee Security Perpetual Plus, McAfee Security Subscription Plus, AVERT, McAfee Trusted Connection Strategy, Entercept, VirusScan, McAfee Desktop Firewall ASaP, GroupShield, SpamKiller, ePolicy Orchestrator, ePO, IntruShield, Sniffer, InfiniStream, Protection-in-Depth, Netasyst and nPO are registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the U.S. and/or other countries. Sniffer brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

    Forward-Looking Statements
    The foregoing contains forward-looking statements which include those regarding Network Associates' market strength; its expected operating results for the second quarter of 2004; the anticipated market acceptance of its new products; the anticipated success of its partnerships; its sale of the assets of its Sniffer Technologies business; and the company's ability to leverage the McAfee brand recognition. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. The company may not capitalize on growth opportunities in new or existing markets, the company may not benefit from its partnerships as anticipated, customers may not respond as favorably as anticipated to the company's product offerings or the company may not satisfactorily anticipate or meet its customer's needs or expectations. In addition, the sale of the Sniffer Technologies business may not occur. Among other factors, actual results are also subject to customer and distributor demand fluctuations and macro and other economic conditions both in the U.S. and internationally; successful sales force coordination and execution; attracting and retaining qualified sales force and other personnel; and successful development, introduction and adoption by customers of new products and enhancements that meet customer demand. More information on risks and uncertainties related to Network Associates and its business may be found in filings with the SEC.

    Introduction to Tables
    Pro forma net earnings excludes interest expense on convertible debt, amortization of purchased technology and intangibles expense, compensation charges relating to employee stock options, restructuring costs, retention bonuses and severance payments related to acquisitions, gain on sale of assets, technology or securities, costs related to the restatement of the prior period financial statements and insurance reimbursements.



                           NETWORK ASSOCIATES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     2004               2003

    Net revenue                                   $216,624           $219,314

    Cost of net revenue                             33,799             31,920
    Amortization of purchased technology             3,393              1,741

        Gross profit                               179,432            185,653

    Operating costs:

        Research and development (1)                45,380             46,430

        Marketing and sales (2)                     92,657             88,941

        General and administrative (3)              27,440             27,885

        Gain on sale/disposal of assets
         and technology                            (46,505)               (37)

        Insurance reimbursement                    (19,101)                --

        Amortization of intangibles                  3,573              5,011

        Restructuring costs                          2,190             15,781

        Restatement costs                             (250)                --

        Acquisition retention bonuses
         and severance                               1,410                 --

            Total operating costs                  106,794            184,011

        Income from operations                      72,638              1,642

    Interest and other income, net                   4,593              5,596
    Interest expense on convertible debt              (741)            (3,171)
    Gain on sale of securities                         246                 --
    Loss on redemption of debt                          --             (2,591)


        Income before provision for income
         taxes and cumulative effect of change
         in accounting principle                    76,736              1,476

    Provision for income taxes                      20,718                144

        Income before cumulative effect
         of change in accounting principle          56,018              1,332

    Cumulative effect of change in
     accounting principle, net of tax                   --             11,142

        Net income                                 $56,018            $12,474

    Net income per share - basic                     $0.34              $0.08
    Net income per share - diluted (4)               $0.32              $0.08

    Shares used in per share calculation
     - basic                                       163,423            159,552
    Shares used in per share calculation
     - diluted                                     186,564            165,366


        (1) Includes stock-based compensation charges of $1,314 and $742 for the three months ended March 31, 2004 and 2003, respectively.

        (2) Includes stock-based compensation charges of $636 and $256 for the three months ended March 31, 2004 and 2003, respectively.

        (3) Includes stock-based compensation charges of $276 and $969 for the three months ended March 31, 2004 and 2003, respectively.

        (4) In computing net income per share on a diluted basis for the three months ended March 31, 2004 net income has been increased to $59,007 which includes $2,989 for the after-tax amount of interest expense recognized in the period associated with the dilutive convertible securities. The shares used in net income per share on a diluted basis include an additional 19.1 million shares that would have been outstanding if the dilutive securities has been converted as of the beginning of the period.



                           NETWORK ASSOCIATES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)
                                 (Unaudited)


                                                 March 31,        December 31,
                                                   2004               2003

    Assets:
       Cash and marketable securities             $941,210          $766,257
       Restricted cash                              20,647            20,547
       Accounts receivable, net                    109,759           170,218
       Prepaid expenses and other current
        assets                                      93,395            97,616
       Assets held for sale                             --            24,719
       Property and equipment, net                 110,294           111,672
       Deferred taxes                              347,165           359,746
       Goodwill, intangibles and other
        long term assets, net                      561,942           569,723
             Total assets                       $2,184,412        $2,120,498


    Liabilities:
       Accounts payable                            $25,847           $32,099
       Accrued liabilities                         124,102           147,281
       Liabilities related to assets
        held for sale                                   --            23,310
       Deferred revenue                            487,941           459,557
       Convertible debt                            345,275           347,397
       Other long term liabilities                 232,200           222,765
             Total liabilities                   1,215,365         1,232,409

    Stockholders' Equity:
       Common stock                                  1,648             1,621
       Treasury stock                               (4,707)           (4,707)
       Additional paid-in capital                1,111,287         1,087,625
       Deferred stock-based compensation              (537)             (598)
       Accumulated other comprehensive
        income                                      35,217            34,027
       Accumulated deficit                        (173,861)         (229,879)
             Total stockholders' equity            969,047           888,089
             Total liabilities and
              stockholders' equity              $2,184,412        $2,120,498



                           NETWORK ASSOCIATES, INC.
                        PRO FORMA STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                    2004               2003

         Net revenue                              $216,624           $219,314

         Cost of net revenue                        33,799             31,920
         Amortization of purchased
          technology                                    --                 --

           Gross profit                            182,825            187,394

         Operating costs:

           Research and development                 44,066             45,688

           Marketing and sales                      92,021             88,685

           General and administrative               27,164             26,916

           Gain on sale/disposal of
            assets and technology                       --                 --

           Insurance reimbursement                      --                 --

           Amortization of intangibles                  --                 --

           Restructuring costs                          --                 --

           Restatement costs                            --                 --

           Acquisition retention bonuses
            and severance                               --                 --

           Total operating costs                   163,251            161,289

         Income from operations                     19,574             26,105

         Interest and other income, net              4,593              5,596
         Interest expense on convertible
          debt                                          --                 --
         Gain on sale of securities                     --                 --
         Loss on redemption of debt                     --                 --

           Income before provision for
            income taxes                            24,167             31,701

         Provision for income taxes                  6,042              7,925

           Pro forma net income                    $18,125            $23,776

         Net income per share - diluted              $0.10              $0.13

         Shares used in per share
          calculation - diluted (1)                186,564            184,461


         (1) The above per share calculations treat outstanding convertible debt on an as-converted basis, resulting in an increase of
             19.1 million shares for the three months ended March 31, 2004 and 2003.

    The accompanying reconciliation of pro forma statements of income to the condensed consolidated statements of income is an integral part of the above pro forma financial information. The Company believes that the above pro forma information is an additional meaningful measure of operating performance. However, this pro forma information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating results and other financial information as determined under accounting principles generally accepted in the United States of America.



                           NETWORK ASSOCIATES, INC.
           RECONCILIATION OF PRO FORMA STATEMENTS OF INCOME TO THE
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share data)
                                 (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     2004              2003

    Network Associates, Inc. pro forma
     net income                                    $18,125           $23,776

     Amortization of purchased technology           (3,393)           (1,741)

     Amortization of intangibles                    (3,573)           (5,011)

     Stock compensation charge                      (2,226)           (1,967)

     Restructuring costs                            (2,190)          (15,781)

     Restatement costs                                 250                 0

     Acquisition retention bonuses and
      severance                                     (1,410)                0

     Insurance reimbursement                        19,101                 0

     Interest expense on convertible debt             (741)           (3,171)

     Gain on sale of securities                        246                 0

     Gain on sale/disposal of assets and
      technology                                    46,505                37

     Loss on redemption of debt                          0            (2,591)

     Provision for income taxes                    (14,676)            7,781

     Cumulative effect of change in
      accounting principle                               0            11,142


    Network Associates, Inc. consolidated
     net income                                    $56,018           $12,474


    Net income per share - diluted                   $0.32             $0.08

    Shares used in per share calculation
     -  diluted                                    186,564           165,366


    Network Associates, Inc.
    Historical Bookings by Product Family

     (in thousands)             Q1'04           Q4'03           Q3'03

     The New McAfee        $222,865   86%  $252,780   72%  $216,153   76%

     - Enterprise            57,353   22%    90,613   26%    67,053   24%
     - SMB                   71,226   27%    76,436   22%    68,363   24%
     - IntruShield            7,119    3%    12,551    4%     6,837    2%
     - Consumer              87,167   34%    73,180   20%    73,900   26%
       - McAfee.com          62,041   24%    49,400   14%    48,277   17%
       - Retail              25,126   10%    23,780    7%    25,623    9%
     - NAI Labs                  --    0%        --    0%        --    0%

     Sniffer                 33,996   13%    76,748   22%    49,731   18%
     Magic                    2,574    1%    19,378    6%    16,321    6%
     PGP                         --    0%        --    0%        --    0%

     Total NET             $259,435  100%  $348,906  100%  $282,205  100%


                                         Q2'03             Q1'03

    The New McAfee                 $182,882    74%   $168,295    75%

    - Enterprise                     66,858    27%     58,385    26%
    - SMB                            68,193    27%     69,305    31%
    - IntruShield                       985     0%         --     0%
    - Consumer                       46,846    19%     40,605    18%
      - McAfee.com                   31,908    13%     26,125    12%
      - Retail                       14,938     6%     14,480     6%
    - NAI Labs                           --     0%         --     0%

    Sniffer                          50,700    20%     43,040    19%
    Magic                            14,677     6%     13,230     6%
    PGP                                  --     0%         84     0%

    Total NET                      $248,259   100%   $224,649   100%


    Network Associates, Inc.
    Historical Revenue by Product Family

     (in thousands)           Q1'04             Q4'03            Q3'03

    The New McAfee     $171,175    79%   $190,959    70%   $165,590   73%

    - Enterprise         52,625    24%     65,345    24%     54,635   24%
    - SMB                66,422    31%     53,831    20%     54,577   24%
    - IntruShield         6,693     3%      9,122     3%      5,478    3%
    - Consumer           44,075    20%     61,310    23%     48,383   21%
      - McAfee.com       38,618    17%     35,619    14%     24,882   11%
      - Retail            5,457     3%     25,691     9%     23,501   10%
    - NAI Labs            1,360     1%      1,351     0%      2,517    1%

    Sniffer              42,599    20%     63,933    24%     47,745   21%
    Magic                 2,850     1%     17,329     6%     14,441    6%
    PGP                      --     0%         --     0%         --    0%

    Total NET          $216,624   100%   $272,221   100%   $227,776  100%


                                     Q2'03                   Q1'03

    The New McAfee          $151,018       70%       $153,778     70%

    - Enterprise              51,214       24%         54,721     25%
    - SMB                     55,463       26%         68,685     31%
    - IntruShield                910        0%             --      0%
    - Consumer                39,998       18%         26,650     12%
      - McAfee.com            21,827       10%         19,892      9%
      - Retail                18,171        8%          6,758      3%
    - NAI Labs                 3,433        2%          3,722      2%

    Sniffer                   49,590       23%         48,908     22%
    Magic                     16,110        7%         15,284      7%
    PGP                          307        0%          1,344      1%

    Total NET               $217,025      100%       $219,314    100%



SOURCE  Network Associates, Inc.
    -0-                             04/27/2004
    /CONTACT: media, Jennifer Keavney, +1-408-346-3607, or investors, Kelly Blough, +1-408-346-3481/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040426/MCAFEELOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.networkassociates.com /
    (NET)

CO:  Network Associates, Inc.
ST:  California
IN:  CPR NET HTS
SU:  ERN ERP CCA